Filed pursuant to 424(b)(2) under the Securities Act of 1933, as amended, relating to Registration Statement No. 333-46303

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 24, 1998)

                                4,000,000 Shares

                               Omnicom Group Inc.

                                  COMMON STOCK

                                   ----------

      This Prospectus Supplement and the accompanying Prospectus relate to 4,000,000 shares (the "Shares") of common stock, par value $0.50 per share (the "Common Stock"), of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), offered hereby (the "Offering") by the Company, and sold by the Underwriter named below. See "The Underwriter" herein. The Common Stock is listed on the New York Stock Exchange under the symbol "OMC." On March 3, 1998, the reported last sales price of the Common Stock on the New York Stock Exchange was $44 15/16 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

      The Shares will be purchased from the Company by Morgan Stanley & Co. Incorporated (the "Underwriter") at a price of $42.85 per share (resulting in $171,400,000 aggregate net proceeds (before expenses) to the Company). The Company will pay certain expenses of the Offering estimated at $100,000.

      The Shares may be offered by the Underwriter from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated, subject to prior sale, when, as and if delivered to and accepted by the Underwriter. See "The Underwriter."

      The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                                   ----------

      The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriter named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriter. It is expected that delivery of the Shares will be made on or about March 9, 1998 at the office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                                   ----------

                           MORGAN STANLEY DEAN WITTER

March 4, 1998

                               TABLE OF CONTENTS

Prospectus Supplement                                                       Page
                                                                            ----
Use of Proceeds ..........................................................   S-3
Common Stock Price Ranges and
   Dividends .............................................................   S-3
The Underwriter ..........................................................   S-3
Legal Matters ............................................................   S-4

Prospectus

Available Information ....................................................     3
Incorporation Of Certain Documents
   by Reference ..........................................................     3
The Company ..............................................................     4
Use of Proceeds ..........................................................     5
Ratio of Earnings To Fixed Charges .......................................     5
General Description Of Offered Securities
   And Risk Factors ......................................................     5
Description of Debt Securities ...........................................     5
Description of Preferred Stock ...........................................    14
Description Of Depositary Shares .........................................    15
Description Of Warrants ..................................................    18
Description of Common Stock ..............................................    19
Plan Of Distribution .....................................................    20
Experts ..................................................................    21
Legal Matters ............................................................    22

                                  ------------

      No dealer, salesperson or any other person has been authorized in connection with any offering made hereby to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered hereby, nor do they constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                  ------------

      In connection with this Offering, the underwriter may engage in transactions which stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriter may overallot in connection with the Offering, and may bid for, and purchase, the shares in the open market. For a description of these activities, see "the underwriter."

                                 USE OF PROCEEDS

      The Company currently intends to use the net proceeds from the sale of the Shares for general corporate purposes, which may include the reduction of short-term indebtedness, the repurchase of Common Stock, investments in, or extensions of credit to, the Company's subsidiaries and possible acquisitions, including in connection with the Company's pending acquisition of the outstanding stock of the GGT Group plc for approximately $235,000,000 in cash. Pending any such use, the net proceeds may be temporarily invested.

                    COMMON STOCK PRICE RANGES AND DIVIDENDS

      The Company's Common Stock is listed on the New York Stock Exchange under the symbol "OMC." The table below shows the range of reported last sale prices on the New York Stock Exchange for the Common Stock for the periods indicated and the dividends paid per share on the Common Stock for such periods (the price and dividends are adjusted and restated to reflect a two-for-one stock split paid on December 29, 1997). The reported last sale price on March 3, 1998 was $44 15/16.

                                                                 Dividends Paid
                                                                  Per Share of
                                       High           Low         Common Stock
                                     ---------     ---------    ----------------
      1996
        First Quarter .............   $22 1/4       $17 13/16         $.0875
        Second Quarter ............    23 1/4        20 1/8            .0875
        Third Quarter .............    23 7/8        19 9/16           .1000
        Fourth Quarter ............    25 3/4        22                .1000

      1997
        First Quarter .............   $26 7/16      $22 5/16          $.1000
        Second Quarter ............    32 1/8        23 15/16          .1000
        Third Quarter .............    37 1/8        31 1/32           .1250
        Fourth Quarter ............    42 3/8        33                .125

      1998
        First Quarter (through
         March 3, 1998) ...........   $45 15/16     $37 7/8            --

      The Company is not aware of any restrictions on its present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by the Company and its subsidiaries, the Company is subject to restrictions on the ratio of debt to cash flow, the ratio of total consolidated indebtedness to total consolidated capitalization and its ability to make investments in and loans to affiliates and unconsolidated subsidiaries.

                                THE UNDERWRITER

      Under the terms and subject to the conditions contained in an Underwriting Agreement dated March 4, 1998 (the "Underwriting Agreement"), Morgan Stanley & Co. Incorporated (the "Underwriter") has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, the Shares.

      The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Shares is subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is obligated to purchase all of the Shares if any are purchased.

      The Company has agreed that it will not, without the prior written consent of the Underwriter, directly or indirectly, for a period of 90 days after the date of this Prospectus Supplement, offer, sell, contract to sell, or otherwise dispose of any shares of its preferred stock, par value $1.00 per share (the "Preferred Stock"), or Common Stock or any securities of the Company convertible into or exchangeable or exercisable for Preferred

Stock or Common Stock or any rights to acquire Preferred Stock or Common Stock; provided, however, that such restrictions shall not affect the ability of the Company to take any such action (i) in connection with the offering of the Shares made hereby, (ii) in connection with any shares of Common Stock issued upon the conversion of any debentures outstanding prior to the date of this Prospectus Supplement, (iii) in connection with shares of Common Stock issued upon exercise of an option granted under the Company's existing stock option plans or issued under the Company's restricted stock purchase plans, (iv) in connection with any shares of Common Stock issued as a consequence of acquisitions announced publicly prior to the date hereof or any earn-out payments made in connection with such acquisitions, or (v) in connection with shares of Common Stock issued but not freely tradable prior to the end of the 90-day period.

      It is expected that all or a substantial portion of the Shares may be sold by the Underwriter to purchasers in one or more transactions (which may involve block transactions) on the New York Stock Exchange or otherwise. The distribution of the Shares may also be effected from time to time in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the-counter market, in negotiated transactions through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise), or in a combination of such methods at prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriter and/or the purchasers of such Shares for whom they may act as agents or to whom they may sell as principal.

      In order to facilitate the Offering of the Shares, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Shares. Specifically, the Underwriter may overallot in connection with the Offering, creating a short position in the Shares for its own account. In addition, to cover overallotments or to stabilize the price of the Shares, the Underwriter may bid for, and purchase, shares of Common Stock in the open market. Finally, the Underwriter may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Shares in the Offering, if the Underwriter repurchases previously distributed Shares in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Shares above independent market levels. The Underwriter is not required to engage in these activities and may end any of these activities at any time.

      In connection with the sale of the Shares, the Underwriter may receive compensation from purchasers of the Shares for whom it may act as agent or to whom it may sell as principal in the form of commissions or discounts, in each case in amounts which will not exceed those customary in the types of transactions involved. The Underwriter and any dealers that participate in the distribution of the Shares may be deemed to be underwriters, and any discounts received by them from the Company and any compensation received by them on resale of the Shares by them may be deemed to be discounts and commissions under the Securities Act.

      The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments which the Underwriter may be required to make in respect thereof.

                                 LEGAL MATTERS

      The validity of the Shares offered hereby will be passed upon for the Company by Donovan Leisure Newton & Irvine LLP, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Davis Polk & Wardwell, New York, New York.

PROSPECTUS

                                  $500,000,000

                               OMNICOM GROUP INC.

                COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,
                          DEBT SECURITIES AND WARRANTS

                                   ----------

     Omnicom  Group Inc. (the  "Company")  may offer and issue from time to time
(i) common stock, par value $.50 per share ("Common Stock"), (ii) one or more series of preferred stock, par value $1.00 per share ("Preferred Stock"), interests in which may be represented by depositary shares ("Depositary Shares"), (iii) one or more series of debt securities ("Debt Securities"),
consisting   of   debentures,   notes  and/or  other   unsecured   evidences  of
indebtedness, which may be unsubordinated ("Senior Debt Securities") or subordinated ("Subordinated Debt Securities") to certain other obligations of the Company, and (iv) warrants to purchase Debt Securities, Preferred Stock or Common Stock ("Warrants", and together with the Common Stock, Preferred Stock, Depositary Shares and Debt Securities, "Securities"), at an aggregate initial offering price not to exceed $500,000,000, at prices and on terms to be determined at the time of sale. Securities may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in the applicable supplement or supplements to this Prospectus (each a "Prospectus Supplement").

     The applicable Prospectus Supplement will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered, the initial public offering price and the terms of the offering thereof, and (i) in the case of Common Stock, the number of shares; (ii) in the case of Preferred Stock, the serial designation and the number of shares, any dividend, liquidation, redemption, conversion, voting or other rights of such Preferred Stock and whether interests in such Preferred Stock will be evidenced by Depositary Shares and, if so, the identity of the Depositary (as defined herein) and the fraction of a share of Preferred Stock represented by each Depositary Share; (iii) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, rate of interest, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, terms for redemption at the option of the Company or the holder, if any, terms for sinking fund payments, if any, subordination terms, if any, conversion or exchange rights, if any, and any other terms and conditions of such Debt Securities; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability of such Warrants, and any other terms and conditions of such Warrants, as well as a description of the Debt Securities, Preferred Stock or Common Stock issuable upon the exercise thereof. The Prospectus Supplement will contain information concerning certain U.S. federal income tax considerations, if applicable to the Securities offered.

      The Common Stock is listed on the New York Stock Exchange under the symbol "OMC." The applicable Prospectus Supplement will contain information, where applicable, as to any other listing on a securities exchange of the Securities covered by such Prospectus Supplement.

      Other than as described in the applicable Prospectus Supplement, all Debt Securities will be unsecured obligations of the Company. Senior Debt Securities, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. Subordinated Debt Securities, when issued, will be subordinated as described herein under "DESCRIPTION OF DEBT SECURITIES--SUBORDINATION OF SUBORDINATED DEBT SECURITIES."

                                   ----------

     This Prospectus may not be used to consummate the sale of any Securities unless accompanied by a Prospectus Supplement.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

      The Company may sell Securities to or through underwriters acting as principals for their own account or as agents, and also may sell such Securities directly to other purchasers or through agents designated from time to time. The applicable Prospectus Supplement will set forth the initial public offering price, the names of any underwriters or agents, the numbers or principal amounts, if any, to be purchased by underwriters, the compensation of such underwriters and agents, if any, and the net proceeds to the Company. If the Company, directly or through agents, solicits offers to purchase the Securities, the Company reserves the sole right to accept and, together with its agents, to reject in whole or in part any proposed purchase of Securities. See "PLAN OF DISTRIBUTION."

February 24, 1998

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information ...................................................     3

Incorporation Of Certain Documents By Reference .........................     3

The Company .............................................................     4

Use Of Proceeds .........................................................     5

Ratio Of Earnings To Fixed Charges ......................................     5

General Description Of Offered Securities And Risk Factors ..............     5

Description Of Debt Securities ..........................................     5

Description Of Preferred Stock ..........................................    14

Description Of The Depositary Shares ....................................    15

Description Of Warrants .................................................    18

Description Of Common Stock .............................................    19

Plan Of Distribution ....................................................    20

Experts .................................................................    21

Legal Matters ...........................................................    22

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), which relates to the Securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, and reference is hereby made to the Registration Statement and to Exhibits thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements, the Registration Statement and exhibits thereto and other information may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material may be obtained from the Pubic Reference Section of the Commission at its Washington, D.C. or regional offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the Commission, including the Company. In addition, reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

            (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

            (b) The Company's unaudited Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

            (c) The Company's Report on Form 8-K dated January 17, 1997 relating to the issuance of its 4 1/4% Convertible Subordinated Debentures due 2007; and the Company's Report on Form 8-K dated January 20, 1998 and relating to the issuance of its 2 1/4% Convertible Subordinated Debentures due 2013; and

            (d) The description of the Company's Common Stock contained in the Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purposes of updating that description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents.

      Any statement contained herein, in any Prospectus Supplement or in a document incorporated or deemed incorporated by reference herein or therein shall be deemed modified or superseded for purposes of the Registration Statement, this Prospectus and such Prospectus Supplement to the extent that a statement contained herein, in any Prospectus Supplement, or in any subsequently filed document that also is or is deemed incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus or any Prospectus Supplement.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which have been or may be incorporated into this Prospectus by reference (other than exhibits to such documents). Written or telephone requests for such copies should be directed to Barry J. Wagner, Secretary and General Counsel, Omnicom Group Inc., 437 Madison Avenue, New York 10022; telephone number (212) 415-3600.

      CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE SECURITIES. SPECIFICALLY, THE AGENTS SPECIFIED IN THE RELEVANT PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" IN THIS PROSPECTUS AND "PLAN OF DISTRIBUTION" OR "UNDERWRITING" IN THE RELEVANT PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENT.

                                   THE COMPANY

      The Company through its wholly and partially owned companies (hereinafter sometimes collectively referred to as the "Omnicom Group"), operates advertising agencies which plan, create, produce and place advertising in various media such as television, radio, newspapers and magazines. The Omnicom Group offers its clients such additional services as marketing consultation, consumer market research, design and production of merchandising and sales promotion programs and materials, direct mail advertising, corporate identification, public relations and interactive marketing. The Omnicom Group offers these services to clients worldwide on a local, national, pan-regional or global basis. Operations cover the major regions of North America, the United Kingdom, Continental Europe, the Middle East, Latin America, the Far East and Australia. In 1996 and 1995, 51% and 53%, respectively, of the Omnicom Group's billings came from its non-U.S. operations. According to the unaudited industry wide figures published in 1997 in the trade journal, Advertising Age, the Omnicom Group was ranked as the second largest advertising agency group worldwide.

      The Omnicom Group operates as three separate, independent agency networks: the BBDO Worldwide Network, the DDB Needham Worldwide Network and the TBWA International Network. The Omnicom Group also operates several independent agencies, including Cline Davis & Mann and Goodby, Silverstein & Partners, certain marketing service and specialty advertising companies through its Diversified Agency Services division and certain interactive marketing companies through Communicade.

      A two-for-one stock split in the form of a one hundred percent stock dividend on the Company's outstanding Common Stock was paid on December 29, 1997 to the shareholders of record on December 16, 1997.

      The principal executive offices of the Company are located at 437 Madison Avenue, New York New York 10022. Its telephone number is (212) 415-3600.

                                 USE OF PROCEEDS

      The Company currently intends to use the net proceeds from the sale of any Securities for general corporate purposes, which may include the reduction of short-term indebtedness, the repurchase of Common Stock, investments in, or extensions of credit to, the Company's subsidiaries, possible acquisitions, and such other purposes as may be stated in the applicable Prospectus Supplement. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries at the time of issuance and the availability of other funds. Except as may be described in the applicable Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of such Prospectus Supplement.

      Based upon the financial needs of the Company and its subsidiaries, the Company may also engage in other financings of a character and amount to be determined as the need arises.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the Company's ratio of earnings to fixed charges on a historical basis for the periods indicated.


                                                                                   Nine months    Nine Months
                                               Year Ended December 31,                Ended          Ended
                                  ---------------------------------------------   September 30,  September 30,
                                  1992      1993       1994      1995      1996       1996           1997
                                  ----      ----       ----      ----      ----   ------------   -------------
Ratio of earnings
   to fixed charges ...........   2.28       2.32      3.15      3.59       4.17      3.80           4.01

      The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of the interest factor.

           GENERAL DESCRIPTION OF OFFERED SECURITIES AND RISK FACTORS

      The Company may offer shares of Common Stock, Preferred Stock, Depositary Shares, Debt Securities or Warrants or any combination of the foregoing either individually or as units consisting of one or more securities under this Prospectus.

      CERTAIN OF THE SECURITIES TO BE OFFERED HEREBY MAY INVOLVE A HIGH DEGREE OF RISK. SUCH RISKS WILL BE SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO SUCH OFFERED SECURITIES.

                         DESCRIPTION OF DEBT SECURITIES

      The Company may offer under this Prospectus up to $500,000,000 aggregate principal amount of Debt Securities, or if Debt Securities are issued at a discount, such principal amount as may be sold for an initial public offering price of up to $500,000,000. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will represent direct, unsecured obligations of the Company.

      Subordinated Debt Securities are to be issued under an Indenture (the "Subordinated Indenture"), between the Company and the trustee named in the applicable Prospective Supplement as the trustee therefor (the "Subordinated
Trustee"). Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), between the Company and the trustee named in the applicable Prospectus Supplement as the trustee therefor (the "Senior Trustee"). The form of Subordinated Indenture and the form of Senior Indenture are exhibits to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Trustees".

      The terms of the Debt Securities will include those stated in the Indentures and those made part of the respective Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of such Indenture. The Debt Securities will be subject to all such terms, and potential purchasers of the Debt Securities are referred to the Indenture and the TIA for a statement thereof.

      The following statements relating to the Debt Securities and the Indentures are summaries and do not purport to be complete. Such summaries may make use of certain terms defined in the Indentures and are qualified in their entirety by express reference to the Indentures. Certain other specific terms of any series of Debt Securities will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement. As used in this "Description of Debt Securities," all references to the "Company" shall mean Omnicom Group Inc., excluding, unless the context otherwise required or as expressly stated, its subsidiaries.

      The Company currently has outstanding (i) $218,500,000 principal amount of 4 1/4% Convertible Subordinated Debentures with a scheduled maturity in 2007, which are convertible into Common Stock at a conversion price of $31.50, subject to adjustment in certain events (the "4 1/4% Debentures") and (ii) $230,000,000 principal amount of 2 1/4% Convertible Subordinated Debentures with a scheduled maturity in 2013, which are convertible into Common Stock at a conversion price of $49.83, subject to adjustment in certain events (the "2 1/4% Debentures", and, together with the 4 1/4% Debentures, the "Existing Subordinated Indebtedness"). The 4 1/4% Debentures were issued in accordance with the terms of an Indenture dated as of January 3, 1997 between the Company and The Chase Manhattan Bank, as Trustee. The 2 1/4% Debentures were issued in accordance with the terms of an Indenture dated as of January 6, 1998 between the Company and The Chase Manhattan Bank, as Trustee. In connection with certain other borrowing facilities entered into by the Company and its subsidiaries, the Company is subject to certain restrictions on the ratio of net cash flow to consolidated indebtedness, the ratio of total consolidated indebtedness to total consolidated capitalization and on its ability to make investments in and loans to affiliates and unconsolidated subsidiaries.

                                     GENERAL

      The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of each series of Debt Securities will be described in a Prospectus Supplement relating to such series (including any pricing supplement thereto).

      The Debt Securities that may be offered under the Indentures are not limited in aggregate principal amount. The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. The Prospectus Supplement (including any pricing supplement thereto), will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities in respect of which this Prospectus is delivered:

            (1) the title of such Debt Securities;

            (2) whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities or any combination thereof;

            (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued;

            (4) any limit on the aggregate principal amount of such Debt Securities;

            (5) the date or dates on which principal on such Debt Securities will be payable;

            (6) the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which such Debt Securities will bear interest, if any, the date or dates from which such interest, if any, will commence and be payable and any regular record date for the interest payable on the interest payment date;

            (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable;

            (8) the period or periods within which, the price or prices at which and the terms and conditions, if any, upon which the Debt Securities may be redeemed, in whole or in part, at the option of the Company;

            (9) the obligation, if any, of the Company to redeem or purchase the Debt Securities in whole or in part pursuant to any sinking fund or analogous provisions;

            (10) the dates, if any, on which and the price or prices at which the Debt Securities will be repurchased by the Company at the option of the holders thereof and other detailed terms and provisions of such repurchase obligations;

            (11) the denominations in which such Debt Securities may be issuable, if other than denominations of $1,000 and any integral multiple thereof;

            (12) whether the Debt Securities are to be issuable in the form of Certificated Debt Securities (as defined below) or Global Debt Securities (as defined below);

            (13) the portion of principal amount of such Debt Securities that shall be payable upon declaration of acceleration of the maturity date thereof, if other than the principal amount thereof;

            (14) the provisions, if any, relating to any security provided for such Debt Securities;

            (15) any addition to or change in the covenants described herein or in the Indentures with respect to such Debt Securities and any change in the acceleration provisions described herein or in the Indentures with respect to such Debt Securities;

            (16) any Events of Default with respect to the Debt Securities, if not otherwise set forth under " Events of Default";

            (17)  the  terms  and  conditions,  if  any,  upon  which  the  Debt
      Securities shall be exchanged for or converted into Common Stock or Preferred Stock;

            (18) the terms and conditions, if any, upon which the Debt Securities and any guarantees thereof shall be subordinated in right of payment to other indebtedness of the Company or any guarantor;

            (19) the form and terms of any Guarantee of the Debt Securities;

            (20) any other terms of such Debt Securities, which may modify or delete any provision of the Indentures insofar as it applies to such series;

            (21) any depositaries, interest rate calculation agents, or other agents with respect to the Debt Securities.

            (22) whether the subordination provisions summarized below or different subordination provisions, including a different definition of "Senior Indebtedness" will apply to any Debt Securities that are Subordinated Debt Securities; and

            (23) any other terms of such Debt Securities.

      Debt Securities may be issued at a substantial discount below the stated principal amount and that provide for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indentures ("Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Discount Securities will be described in the applicable Prospectus Supplement.

EXCHANGE AND/OR CONVERSION RIGHTS

      The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock or Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

TRANSFER AND EXCHANGE

      Each Debt Security will be represented by either one or more global securities (each, a "Global Debt Security") registered in the name of The Depository Trust Company, as Depository (the "Depository"), or a nominee of the Depository (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security"), or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "-- Global Debt Securities and Book Entry System" below, Book-Entry Debt Securities will not be issuable in certificated form.

      Certificated Debt Securities. Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the respective Indenture. No service charge will be made for any transfer or exchange of Certificated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      The transfer of Certificated Debt Securities and the right to receive the principal of and premium, if any, and interest, on such Certificated Debt Securities may be effected only by surrender of the certificate representing such Certificated Debt Securities and either reissuance by the Company or the respective Trustee of such certificate to the new holder or the issuance by the Company or the Trustee of a new certificate to the new holder.

      Global Debt Securities and Book Entry System. The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

      Ownership of beneficial interests in Book-Entry Debt Securities will be limited to persons that have accounts with the Depository for the related Global Debt Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Debt Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

      So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indentures. Except as set forth below, beneficial owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders thereof under the Indentures. Accordingly, each person beneficially owning Book-Entry Debt Securities must rely on the procedures of the Depository for the related Global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indentures.

      The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Debt Security to exercise certain rights of holders of Debt Securities, and the Indentures provide that the Company, the Guarantors, if any, the Trustees and their respective agents will treat as the holder of a Debt Security the persons specified in a written statement of the Depository with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by holders of the Debt Securities pursuant to the Indentures.

      Payments of principal of and premium, if any, and interest on Book-Entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related Global Debt Security. None of the Company, the Guarantors, if any, the Trustees or any other agent of the Company or agent of the Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depository, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such participant as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in Book-Entry Debt Securities held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

      If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue Certificated Debt Securities in exchange for each Global Debt Security. In addition, the Company may at any time and in its sole discretion determine not to have the Book-Entry Debt Securities of any series represented by one or more Global Debt Securities and, in such event, will issue Certificated Debt Securities in exchange for the Global Debt Securities of such series. Global Debt Securities will also be exchangeable by the holders for Certificated Debt Securities if an Event of Default with respect to the Book-Entry Debt Securities represented by such Global Debt Securities has occurred and is continuing. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depository shall instruct the respective Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

      The foregoing information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

      The obligations of the Company to make any payment on account of the principal of or premium, if any, or interest on any Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness, no payment of principal of, or premium, if any, or interest on the Subordinated Debt Securities shall be made by the Company. In addition, upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the Subordinated Debt Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness. By reason of such subordination provisions, in the event of the Company's dissolution, holders of Senior Indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

      Unless otherwise specified in the applicable Prospectus Supplement, "Senior Indebtedness" of the Company means the principal of and premium, if any, and interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the Indentures or thereafter incurred or created:

            (a) all indebtedness of the Company for money borrowed (including any indebtedness secured by a mortgage or other lien which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (ii) existing on property at the time of acquisition thereof);

            (b) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money;

            (c) all lease obligations of the Company which are capitalized on the books of the Company in accordance with generally accepted accounting principles;

            (d) all indebtedness of others of the kinds described in either of the preceding clauses (a) or (b) or all lease obligations of others of the kind described in the preceding clause (c) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and

            (e) all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clauses (a), (b) or (d) and all renewals or extensions of leases of the kinds described in either of the preceding clauses (c) or (d);

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to, or is pari passu with, the Debt Securities. Notwithstanding the foregoing, Senior Indebtedness shall not include (i) any indebtedness or lease obligation of any kind of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned by the Company, (ii) the Company's 4 1/4%
Convertible Subordinated Debentures due 2007 and (iii) the Company's 2 1/4% Convertible Subordinated Debentures due 2013.

      As of September 30, 1997, the Company had $482,884,000 of Senior Indebtedness outstanding. The amount of Senior Indebtedness may change in the future. The Indentures contain no limitations on the incurrence of Senior Indebtedness.

      The applicable Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of Subordinated Debt Securities of a particular series offered thereby.

COVENANTS

      Unless otherwise indicated in this Prospectus or a Prospectus Supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the Company's business or operations or the incurrence of indebtedness of the Company.

      The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities. Other than the covenants of the Company included in the Indentures as described above or as described in the applicable Prospectus Supplement, there are no covenants or other provisions in the Indentures providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

      Except as described in the applicable Prospectus Supplement, there are no covenants or other provisions in the Indentures providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

LIMITATION ON LIENS

      As long as any of the Senior Debt Securities are outstanding (unless provision has been made for the payment of all amounts due or to become due thereon in accordance with the terms of the Senior Indenture), the Company undertakes not to grant any security interest in any or all of its present or future assets to secure any other indebtedness of the Company for borrowed money represented by notes, bonds, debentures or other debt securities, ranking senior to or on a parity with the Senior Debt Securities, issued pursuant to a distribution (i) in an underwritten public offering registered under the Securities Act or (ii) in an underwritten offering to institutional investors pursuant to Rule 144A without at the same time securing all outstanding Senior Debt Securities equally and ratably with such securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

      The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to any Person (a "Successor Person") unless (i) the Company is the surviving corporation or the Successor Person (if other than the Company) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes the Company's obligations under the Debt Securities and under the Indentures, (ii) immediately prior to and after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the Indentures, and (iii) certain other conditions are met.

EVENTS OF DEFAULT

      Unless otherwise specified in the applicable Prospectus Supplement, the following will be Events of Default under each of the Indentures with respect to Debt Securities of any series: (a) default in the payment of any interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or with a paying agent prior to the expiration of such period of 30 days); (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when such payment becomes due and payable, at maturity, upon redemption or otherwise;
(c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of the Company in the respective Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 45 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization with respect to the Company and the Guarantors, if any; and (f) any other Event of Default provided with respect to Debt Securities of that series that is described in the Prospectus Supplement accompanying this Prospectus. No Event of Default with respect to a particular series of Debt Securities (except as to certain events in bankruptcy, insolvency or reorganization with respect to the Company) necessarily constitutes an Event of Default with respect to any other series of Debt Securities. The occurrence of an Event of Default may constitute an event of default under the Company's bank credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the respective Indenture may constitute an event of default under certain other indebtedness and/or preferred stock of the Company outstanding from time to time.

      If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the Trustee if given by the holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all Debt Securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the respective Indenture. For information as to waiver of defaults, see the discussion set forth below under "-- Modification and Waiver." Reference is made to the Prospectus Supplement relating to any series of Debt Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default.

      Each Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

      No holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indentures or for the appointment of a receiver or trustee, or for any remedy under the Indentures, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the holders of at least a majority in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment.

      Each Indenture requires the Company to furnish to the Trustee a statement as to compliance with the Indenture. Each Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of any series of any Default or Event of Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the holders of such Debt Securities.

MODIFICATION AND WAIVER

      Modifications to, and amendments of, the Indentures may be made by the Company and the respective Trustee with the consent of the holders of at least a majority in principal amount of the outstanding Debt Securities of each series under the respective Indenture affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby: (a) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver; (b) reduce the rate of or change the time for payment of interest (including default interest) on any Debt Security; (c) reduce the principal of or premium, if any, on or change the fixed maturity of any Debt Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of Debt Securities; (d) reduce the principal amount of Discount Securities payable upon acceleration of the maturity thereof; (e) waive a default in the payment of the principal of and premium, if any, or any interest on any Debt Security (except a rescission of acceleration of the Debt Securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration); (f) make the principal of or premium, if any, or any interest on any Debt Security payable in currency other than that stated in the Debt Security; (g) make any change to certain provisions of the respective Indenture protecting the right of each holder of Debt Securities to receive payment of the principal of and premium, if any, and any interest on such Debt Securities on or after the due date thereof or to institute suit for the enforcement of any such payment and to waivers or amendments; or (h) waive a redemption payment with respect to any Debt Security. The Company and the respective Trustee may amend each respective Indenture or the Debt Securities without notice to or consent of any holder of a Debt Security: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the respective Indenture's provisions regarding successor corporations; (iii) to comply with any requirements of the Commission in connection with the qualification of the respective Indenture under the TIA; (iv) to provide for Global Debt Securities in addition to or in place of Certificated Debt Securities; (v) to add to, change or eliminate any of the provisions of the respective Indenture in respect of one or more series of Debt Securities, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any Debt Security of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such Debt Security with respect to such provision, or (B) shall become effective only when there is no outstanding Debt

Security of any series created prior to such amendment and entitled to the benefit of such provision; (vi) to make any change that does not adversely affect in any material respect the interest of any holder; (vii) to secure any Debt Securities; or (viii) to provide for the issuance of and establish the form and terms and conditions of additional series of Debt Securities as permitted by the respective Indenture.

      The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with provisions of the respective Indenture other than certain specified provisions. The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all the Debt Securities of such series waive any past default under the respective Indenture with respect to such series and its consequences, except a default in the payment of the principal of and premium, if any, or any interest on any Debt Security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected; provided, however, that the holders of a majority in aggregate principal amount of the then outstanding Debt Securities of any series may rescind an acceleration of the Debt Securities of any series, including a wavier of the payment default that resulted from such acceleration.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN
CERTAIN CIRCUMSTANCES

      Legal Defeasance. Each Indenture provides that, unless otherwise provided by the terms of the applicable series of Debt Securities, the Company may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and any interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, the Company shall have delivered to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the respective Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

      Defeasance of Certain Covenants. Each Indenture provides that, unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, the Company may omit to comply with the restrictive covenants, if any, set forth in each respective Indenture, as well as any additional covenants or other provisions which may be set forth in the applicable Prospectus Supplement, and any omission to comply with such covenants will not constitute a Default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"). The conditions include: the deposit with the trustee of money and/or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and premium, if any, and any interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the respective Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred.

REGARDING THE TRUSTEE

      The respective Trustee with respect to any series of Debt Securities will be identified in the Prospectus Supplement relating to such Debt Securities. Each Indenture and provisions of the TIA incorporated by reference therein contain certain limitations on the rights of the respective Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. Each Trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with the Company and its affiliates, provided, however, that if it acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict or resign.

      The holders of a majority in principal amount of the then outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the respective Trustee. The TIA and each Indenture provide that in case an Event of Default shall occur (and be continuing), the respective Trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, each Trustee will be under no obligation to exercise any of its rights or powers under the respective Indenture at the request of any of the holders of the Debt Securities issued thereunder, unless they have offered to the Trustee indemnity satisfactory to it.

                         DESCRIPTION OF PREFERRED STOCK

      Under the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), up to 7,500,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), may be issued from time to time, in one or more series, as authorized by the Board of Directors, without the approval of shareholders, and having the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of the series. Prior to issuance of shares of each series, the Board of Directors is required by the Business Corporation Law of the State of New York (the "NYBCL") to cause to be filed a Certificate of Amendment (the "Certificate of Amendment") with the Secretary of State of the State of New York, fixing for each such series the powers, preferences and rights, and the qualifications, limitations or restrictions, of the shares of the series. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

      Subject to limitations prescribed by the NYBCL, the Certificate of Incorporation and the Bylaws of the Company (the "Bylaws"), the resolution or resolutions of the Board of Directors providing for the division of Preferred Stock into series within a class may include the following provisions:

            (1) The distinctive designation of each series and the maximum number of shares of each series which may be issued, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares of the series then outstanding) from time to time by action of the Board of Directors;

            (2) Whether the holders of shares of each series are entitled to vote and if so the matters on which they are entitled to vote, the number of votes to which the holder of each share is entitled, and whether the shares of the series are to be voted separately or together with shares of other series;

            (3) The dividends to which holders of shares of each series will be entitled; any restrictions, conditions or limitations upon the payment of those dividends; whether the dividends will be cumulative and, if cumulative, the date or dates from which the dividends will be cumulative;

            (4) Whether the shares of one or more series will be subject to redemption, and if so, whether redemption will be mandatory or optional, and if optional, at whose option, the manner of selecting shares for redemption, the redemption price and the manner of redemption;

            (5) The amount payable on shares of each series if there is a liquidation, dissolution or winding up of the Company, which amount may vary at different dates and depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary;

            (6) The obligation, if any, of the Company to maintain a purchase, retirement or sinking fund for shares of each series;

            (7) Whether the shares of one or more series will be convertible into or exchangeable for, any other types of securities, either at the option of the holder or of the Company, and if so, the terms of the conversions or exchanges;

            (8) whether Depositary Shares representing shares of one or more series will be offered and, if so, the fraction or multiple of such series represented by each Depositary Share; and

            (9) Any other provisions regarding the powers, preferences and rights, and the qualifications, limitations or restrictions, of each series which are not inconsistent with applicable law.

All shares of a series of Preferred Stock will be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends on those shares shall be cumulative.

      Reference is made to the Prospectus Supplement relating to the class or series of Preferred Stock being offered for the specific terms thereof. Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company rank: (i) senior to all classes or series of Common Stock of the Company, and to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company that do not rank senior or junior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which do not specifically provide that such equity securities rank on a parity with or junior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (including any entity with which the Company may be merged or consolidated or to which all or substantially all the assets of the Company may be transferred or which transfers all or substantially all of the assets of the Company). As used for these purposes, the term "equity securities" does not include convertible debt securities.

      See "DESCRIPTION OF COMMON STOCK" for certain considerations in connection with the Company's present and future ability to pay dividends.

                      DESCRIPTION OF THE DEPOSITARY SHARES

      The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of certificates evidencing Depositary Shares ("Depositary Receipts"). The Depositary Receipts will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

      The summary of terms of the Company's Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Company's Certificate of Incorporation and the Certificate of Amendment for the applicable series of Preferred Stock.

DIVIDENDS

      The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

      In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems appropriate, including the sale of such property and distribution of the net proceeds from such sale to such holders.

LIQUIDATION PREFERENCE

      In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, each Depositary Share will represent, and the owner thereof will be entitled to, the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

      If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 35 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

      Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

      Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary

Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

      The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed, or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any dissolution of the Company and such distribution has been made to all the owners of Depositary Shares.

CHARGES OF DEPOSITARY

      The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, any redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

      The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

      Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

      The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

                             DESCRIPTION OF WARRANTS

      The Company may issue warrants to purchase Debt Securities (the "Debt Warrants"), Preferred Stock (the "Preferred Stock Warrants") or Common Stock (the "Common Stock Warrants" and, collectively with the Debt Warrants and the Preferred Stock Warrants, the "Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

DEBT WARRANTS

      The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the Debt Warrant certificates representing such Debt Warrants, including the following:

            (1) the title of such Debt Warrants;

            (2) the aggregate number of such Debt Warrants;

            (3) the price or prices at which such Debt Warrants will be issued;

            (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants;

            (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such security;

            (6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable;

            (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which such principal amount of Debt Securities may be purchased upon such exercise;

            (8) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire;

            (9) the maximum or minimum number of such Debt Warrants which may be exercised at any time;

            (10) a discussion of the material United States federal income tax considerations applicable to the exercise of such Debt Warrants; and

            (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

      Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or any interest on the securities purchasable upon such exercise.

PREFERRED STOCK WARRANTS AND COMMON STOCK WARRANTS

      The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants or Common Stock Warrants in respect of which this Prospectus is being delivered:

            (1) the title of such Warrants;

            (2) the securities for which such Warrants are exercisable;

            (3) the price or prices at which such Warrants will be issued;

            (4) the number of such Warrants issued with each share of Preferred Stock or Common Stock;

            (5) any provisions for adjustment of the number or amount of shares of Preferred Stock or Common Stock receivable upon exercise of such Warrants or the exercise price of such Warrants;

            (6) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable;

            (7) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of such Warrants;

            (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants;

            (9) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire; and

            (10) the maximum or minimum number of such Warrants which may be exercised at any time.

EXERCISE OF WARRANTS

      Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Debt Securities or shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

      Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities or shares of Preferred Stock or Common Stock purchasable upon such exercise. If less than all of the Warrants represented by such Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining Warrants.

                           DESCRIPTION OF COMMON STOCK

      The Company's authorized capital consists of 300,000,000 shares of $0.50 par value Common Stock, of which 161,969,510 were outstanding on January 2, 1998, and 7,500,000 shares of $1.00 par value Preferred Stock, none of which is outstanding. The foregoing reflects the two-for-one stock split in the form of a one hundred percent stock dividend on the Company's outstanding Common Stock payable to shareholders of record on December 16, 1997.

      Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders. All shares of Common Stock have equal rights and are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably upon liquidation in the assets available for distribution to shareholders. The Common Stock is not subject to call or assessment, has no preemptive conversion or cumulative voting rights and is not subject to redemption. The Company's Certificate of Incorporation provides that the Company's Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. Such a classification of directors may have the effect of making it more difficult for shareholders to change the composition of the Company's Board since, for example, at least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions. Additionally, the
Company's shareholders may not remove a director except by an affirmative two-thirds vote of all outstanding shares. A two-thirds vote is also required for the Company's shareholders to amend the Company's By-Laws or certain provisions of its Certificate of Incorporation, and to change the number of directors comprising the full board.

      The Company is not aware of any restrictions on its present or future ability to pay dividends. However, as indicated in "DESCRIPTION OF DEBT SECURITIES," in connection with certain borrowing facilities entered into by the Company and its subsidiaries, the Company is subject to certain restrictions on the ratio of net cash flow to consolidated indebtedness, the ratio of total consolidated indebtedness to total consolidated capitalization and on its ability to make investments in and loans to affiliates and unconsolidated subsidiaries.

      ChaseMellon Shareholder Services, 450 West 33rd Street, New York, New York 10001 is the transfer agent and the registrar of the Common Stock.

      The Company mails to its shareholders annual reports containing audited financial statements.

                              PLAN OF DISTRIBUTION

      The Company may sell Securities to or through underwriters to be designated from time to time, and also may sell Securities directly to other purchasers or through agents. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Sales of the Common Stock may also be effected from time to time in one or more transactions on the New York Stock Exchange.

      The Securities will be new issues of securities with, other than the Common Stock, no established trading market. It has not presently been established whether the underwriters, if any, of such Securities will make a market in such Securities. If a market in such Securities is made by any such underwriters, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for such Securities.

      In order to facilitate the offering of the Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or any other securities the prices of which may be used to determine payments on such Securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the Securities or of any such other securities, the underwriters may bid for, and purchase, the Securities or any such other securities in the open market. Finally, in any offering of the Securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Securities in the offering if the syndicate repurchases previously distributed Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

      In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

      Unless otherwise indicated in the applicable Prospectus Supplement, the obligations of any such underwriters to purchase Securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of Securities will be obligated to purchase all of its Securities if any are purchased. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent involved in the offer and sale of the Securities in respect of which this Prospectus is being delivered will be acting on a "best efforts" basis for the period of its appointment.

      If any underwriters are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

      Under agreements that may be entered into by the Company, underwriters, agents and their controlling persons who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase any Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of any Securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

      If the Company offers and sells Securities directly to a purchaser or purchasers in respect of which this Prospectus is delivered, purchasers involved in the reoffer or resale of such Securities, if such purchasers in respect thereof may be deemed to be underwriters as that term is defined in the Securities Act, will be named and the terms of such reoffers or resales will be set forth in the applicable Prospectus Supplement. Such purchasers may then reoffer and resell such Securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the applicable Prospectus Supplement. Purchasers of Securities directly from the Company may be entitled under agreements that they may enter into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for the Company in the ordinary course of their business or otherwise.

      Morgan Stanley & Co. Incorporated may act as underwriter, dealer or agent in connection with the sale of Securities. Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, the Company and its subsidiaries, or either Trustee, in the ordinary course of business.

                                     EXPERTS

      The consolidated financial statements and the financial statement schedule of the Company and its subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                  LEGAL MATTERS

      Certain legal matters in connection with the legality of the securities offered hereby will be passed upon for the Company by Donovan Leisure Newton & Irvine LLP, 30 Rockefeller Plaza, New York, New York 10112.

                                       22